                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                               SL INDUSTRIES, INC.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   784413106
                                 (CUSIP Number)

            James H. Carll, Archer & Greiner, One Centennial Square,
                      Haddonfield, NJ 08033 (609-795-2121)
            --------------------------------------------------------
                          (Name, Address and Telephone
                           Number of Person Authorized
                             to Receive Notices and
                                 Communications)

                                 August 5, 1997
                          -----------------------------
                          (Date of Event which Requires
                            Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on the following pages)
                                Page 1 of 5 Pages

-------------------------------------------------------------------------------
CUSIP No. 784413106                                                    13-D
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           UM Investment Corporation    51-0266463
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     WC
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           Delaware
-----------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      370,500
BENEFICIALLY   |-----|-------------------------------------------------------
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      None.
 REPORTING     |-----|-------------------------------------------------------
PERSON WITH    |  9  |   SOLE DISPOSITIVE POWER
               |     |                                      370,500
               |-----|-------------------------------------------------------
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      None.
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            370,500
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                            6.4%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            CO
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 784413106                                                    13-D
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           UM Holdings, Ltd.   22-1982496
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     WC
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                            [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
           New Jersey
-----------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      ZERO
BENEFICIALLY   |-----|-------------------------------------------------------
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      ZERO
 REPORTING     |-----|-------------------------------------------------------
PERSON WITH    |  9  |   SOLE DISPOSITIVE POWER
               |     |                                      ZERO
               |-----|-------------------------------------------------------
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      ZERO
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            ZERO
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                            ZERO
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            HC and CO
------------------------------------------------------------------------------

         The Statement on Schedule 13-D dated July 18, 1996, as heretofore amended, is hereby further amended as follows:

Item 4 - Purpose of Transactions.

         Item 4 of Schedule 13-D is amended by adding the following additional paragraph:

         UM, by letter dated August 5, 1997, has requested that the SL Board of Directors nominate to the Board John Aglialoro, Chief Executive Officer and a principal shareholder of UM.

         After reasonable enquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    August 5, 1997
-------------------------------
Date

/s/ John Aglialoro
-------------------------------
Signature
John Aglialoro
Chairman and Chief Executive Officer
UM Holdings, Ltd. and
UM Investment Corporation
-------------------------------
Name/Title